Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the filing of Form S-1 we hereby consent to the inclusion herein of our report dated January 25, 2010 on the financial statements of  Woodward Energy Partners, Inc.  as of December 31, 2009 and for the years ended December 31, 2009 and 2008 and for the period May 11, 2006 (date of inception) through December  31, 2009.

/s/ Gruber & Company, LLC

Lake Saint Louis, Missouri

February 11, 2010